Exhibit 23.4

CONSENT OF COUNSEL

LeBoeuf, Lamb, Greene & MacRae LLP (the “Firm”) hereby consents to the use of the form of opinion of the Firm attached as Exhibit 8.2 to the Registration Statement on Form S-4 filed by PXRE Group Ltd., dated as of May 2, 2007, and any amendments or supplements thereto (the “Registration Statement”), and to the references to the Firm in the Registration Statement. In giving this consent, the Firm does not admit that it is included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

LeBoeuf, Lamb, Greene & MacRae LLP

/s/  LeBoeuf, Lamb, Greene & MacRae LLP

New York, New York
June 8, 2007